Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

SECOND QUARTER 2014 FINANCIAL RESULTS

Los Angeles, CA, August 5, 2014 – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the second quarter ended June 30, 2014 and declares a dividend of $0.36 per share of common stock for the third quarter of 2014.

Second Quarter 2014 Highlights

•	Core Earnings, a non-GAAP financial measure, of $42.1 million, or $0.46 per basic share ($0.43 per diluted share) and net income attributable to common stockholders of $32.1 million, or $0.35 per basic share ($0.34 per diluted share)

•	During the quarter, the Company invested and agreed to invest approximately $725 million composed of: (i) $432 million in ten loan originations; (ii) $277 million in a loan portfolio acquisition; and (iii) $16 million in a real estate equity investment

•	Concurrently issued approximately $173 million of 3.875% Convertible Senior Notes due in January 2021 and approximately $86 million of 7.50% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”)

•	Declared and paid a second quarter dividend of $0.36 per share of common stock, up from $0.35 per share of common stock in the first quarter of 2014

•	Subsequent to quarter end, the Company invested and agreed to invest approximately $138 million composed of: (i) $74 million in four loan originations; (ii) $48 million in one loan acquisition (iii) $16 million in a real estate equity investment; and raised net proceeds of $382 million through the sale of 17,250,000 shares of common stock

Second Quarter Operating Results

For the second quarter of 2014, the Company reported total income of $66.0 million and net income attributable to common stockholders of $32.1 million, or $0.35 per basic share and $0.34 per diluted share. Colony Financial’s Core Earnings were $42.1 million, or $0.46 per basic share and $0.43 per diluted share.

“I’m delighted to report a third consecutive quarter of record deployment at $725 million, as European deal flow of various types and larger special situations in the U.S. continue to constitute the majority of our pipeline,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “Economic and credit cycles around the globe are in different stages and we are fortunate to be able to take advantage of these divergent market conditions because of the breadth and depth of our external manager Colony Capital.”

Second Quarter Activity

•	The Company completed its first securitization transaction within its Transitional CRE Lending Platform on eleven loans totaling $190 million of UPB and sold $126 million of matched-term, non-recourse senior bonds with a weighted average coupon of LIBOR plus 1.78%. The Company’s retained interests of $79 million, consisting of $64 million of subordinate bonds and $15 million of committed and invested affiliated loans held outside the trust, yield a blended rate of LIBOR plus 14% before fees and expenses.

•	The Company acquired a $272 million performing loan portfolio from Fannie Mae. The portfolio is composed of 237 first mortgage loans with an average loan balance of $1.1 million, a weighted average coupon of 6%, and is 88% collateralized by multifamily assets. The collateral is geographically diversified across 43 states with the largest concentration in California. The aggregate purchase price for the portfolio was approximately $275 million. The Company expects to leverage this investment with non-recourse, matched term financing in the third quarter of 2014.

•	The Company, in a joint venture with a Co-Investment Fund, funded €128 million, or approximately $175 million, to finance a tender offer of all outstanding shares of a publicly listed REIT in France by its largest shareholder. The tender offer was withdrawn due to a superior rival bid, and the loan, including approximately $3 million of interest and fees, was repaid in full in July 2014. Further, the joint venture expects to receive an approximately $1 million profit participation when the tender closes. Our share of the joint venture with the Co-Investment Fund was 78.5%.

•	The Company originated seven first mortgage loans with an aggregate UPB balance of approximately $158 million with additional unfunded commitments of $22 million within the Company’s Transitional CRE Lending Platform. One of the seven loans originated was included along with ten previously originated loans in a floating rate securitization completed in April 2014 (described above). The non-securitized loans bear interest, on a weighted average basis, at one-month LIBOR plus 5.2%, and have initial terms of two to three years. The loans feature one to three 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes office, retail and multifamily properties.

•	The Company originated a $63 million first mortgage loan secured by a development site in the Times Square submarket of Manhattan. The loan bears an interest rate of LIBOR plus 9.75% (with a 0.25% LIBOR floor) with a 1% origination fee and a 1% exit fee. The initial term of the loan is 18 months, plus two 6-month extensions.

•	The Company invested in a joint venture with a minority unaffiliated investor to originate a $16.5 million B-note secured by three retail assets in Pennsylvania and Ohio. The loan bears a 10.5% fixed interest rate with a 30-year amortization schedule and matures in April 2024. The Company’s share of this investment is 99%, or $16 million.

•	The Company acquired a single-tenant net leased property for approximately $16 million which represents an initial capitalization rate of 9%. The facility is a former 82,000 square feet Class A office building located in Phoenix, Arizona, which is currently being used as a high school campus. The tenant is a private school serving one of the largest global private K-12 groups with schools on three continents and has 13 years remaining under its lease.

•	The Company maintained its funded investment in CAH OP (otherwise known as CAH or Colony American Homes) at $550 million. As of June 30, 2014, CAH owned approximately 17,300 homes in ten states and the overall portfolio was 76% occupied, up from 70% occupied as of March 31, 2014. As of August 1, 2014, CAH owned approximately 17,600 homes and the overall portfolio was 78% occupied. During the second quarter, CAH averaged approximately 700 renovations and over 800 new leases signed per month while acquisitions averaged approximately 400 homes per month. During the second quarter, CAH completed two securitization transactions totaling $1.1 billion. The first securitization of $514 million backed by income generated from approximately 3,400 homes has a blended rate including servicing fees of LIBOR plus 1.78% (0.25% LIBOR floor). The second securitization of $559 million backed by income generated from approximately 3,700 homes has a blended rate including servicing fees of LIBOR plus 1.74% (no LIBOR floor). Lastly, CAH continues to focus on Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. Expansion of this lending program will remain a strategic initiative in 2014 and once scaled, CAF’s loan portfolio may be financed with securitizations in the future.

•	In May 2014, the Company received a proposal from Colony Capital, owner of the Company’s manager, regarding a potential transaction for an internalization of the management of the Company’s current business and the contribution to the Company of certain other material assets and rights of Colony Capital. The proposal envisions continuity of the senior management of the Company, and that the consideration would be paid in common equity of the Company. A special committee of the Company’s Board of Directors consisting of independent and disinterested directors has been formed and, together with its independent legal and financial advisors engaged for these purposes, is reviewing the proposal. Any such internalization transaction will be subject to approval of the Company’s stockholders. There is no assurance that the Company will pursue or continue to pursue this opportunity or that this opportunity will be consummated. The Company does not undertake any obligation to provide updates on any such proposals or the status thereof.

Activities Subsequent to Second Quarter 2014

•	The Company, in a joint venture with a Co-Investment Fund, acquired an approximately £80 million sub-performing loan from a German financial institution. The loan is secured by 13 commercial real estate assets which include office, industrial and retail properties, comprising approximately 781,000 square feet in aggregate throughout the United Kingdom. The loan bears interest at one-month LIBOR plus 0.85% and additional default interest of 1%. The purchase price for the loan was £56 million, representing approximately 70% of the outstanding principal balance. The Company’s share of this investment is 50%, or approximately £28 million or $48 million.

•	The Company invested in a joint venture with a Co-Investment Fund to originate a €53 million loan which is secured by an equity pledge on a portfolio of 12 upscale and luxury hotels located in Courchevel and Saint-Tropez, France (representing an approximate 20% loan-to-value on the entire security package) and including first mortgages on the two most valuable properties, which represent an approximate mortgage loan-to-value of 50%. The loan bears an interest rate of 9%, of which 3% is paid-in-kind, and a 2% origination fee. The initial term of the loan is three years and includes up to two years of extension periods. The Company’s share of this investment is 50%, or $35 million.

•	The Company, in a joint venture with certain Co-Investment Funds, financed the acquisition of a fully entitled office development site in Dublin, Ireland from a company placed in receivership by a bank. The total initial capitalization of the investment is approximately €45 million, including a €35 million first mortgage loan funded by the joint venture and €10 million of subordinated capital funded by unaffiliated strategic partners. The proceeds from the initial capitalization will be used to finance the acquisition of the development site and various pre-development work. The development phase for the new structure is expected to be funded through a pre-sale arrangement with an unaffiliated institutional investor, which would involve a partial or full payoff of our loan. The first mortgage loan bears fixed interest at 17.5% per annum. The Company and the Co-Investment Funds will also participate in the residual development profit through a 30% equity interest in the entity owning the property, which survives loan payoff. The Company’s share of this investment is 50%, or $23 million.

•	The Company purchased a portfolio of three properties totaling 1.1 million square feet in a sale/leaseback transaction with a new 15-year unitary lease for total consideration of approximately $16 million, which represents an initial capitalization rate of 14%. The Portfolio, located in Ohio, consists of two warehouses and a retail property.

•	The Company originated and committed to originate one first mortgage loan for its Transitional CRE Lending Platform with an aggregate UPB of $12 million. The loan bears interest at LIBOR plus 6.1% and has an initial term of three years. The loan features two 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics.

•	The Company and an unaffiliated investor originated a $5 million mezzanine loan on three multi-family properties totaling 520 units in Texas, representing the first origination in a new programmatic mezzanine loan origination program. The loan has a 10 year term and bears a fixed interest rate of 9.45% and is interest only for the first 48 months and thereafter amortizes on a 30-year amortization schedule. The Company’s share of this investment is 85%, or approximately $4 million.

•	Ms. Nancy Curtin has been appointed as an additional independent director to the Board of Directors of the Company effective August 5, 2014. Based in London, England, Ms. Curtin brings valuable European market knowledge and experience to the Company as the Chief Investment Officer and Head of the HNW Business of Close Brothers Asset Management (a division of listed company Close Brothers Group Plc), focused on providing investment management and wealth structuring to a broad range of UK and European clients, both onshore and offshore, with £9.5 billion assets under management as of March 31, 2014.

Convertible Debt Offering

In June 2014, the Company issued $172.5 million of 3.875% Convertible Senior Notes due in January 15, 2021. The convertible notes were sold to the underwriters at a discount of 2.5%, resulting in net proceeds of approximately $170.1 million to the Company. The convertible notes bear interest at a rate equal to 3.875% per annum payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2014.

Preferred Stock Offering

In June 2014, the Company completed an underwritten public offering of 3,450,000 shares of its 7.50% Series B Cumulative Redeemable Perpetual Preferred Stock with a liquidation preference of $25.00 per share, including the full exercise of the overallotment option by the underwriters. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $83.4 million. Dividends on the Series B Preferred Stock will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first dividend on the Series B Preferred Stock sold in this offering will be paid on October 15, 2014 and will be in the amount of $0.6042 per share.

Common Stock Offering

In July 2014, the Company completed a sale of 17,250,000 shares of its common stock at a net price of $22.14 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $382 million.

Book Value

The Company’s GAAP book value per common share was $18.97 on June 30, 2014, compared to $18.98 per share on March 31, 2014. As of June 30, 2014 and August 5, 2014, the Company had 92,358,738 and 109,608,738 shares of common stock outstanding, respectively.

Fair Value

If the Company accounted for all of its investment assets, liabilities and non-controlling interests at fair value, the Company’s net assets would have been approximately $1.98 billion, or $21.39 per share on June 30, 2014, compared to $1.96 billion, or $21.20 per share on March 31, 2014.

Common and Preferred Stock Dividends

On August 5, 2014, the Company’s Board of Directors declared (i) a dividend of $0.36 per common share for the third quarter of 2014, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with a liquidation preference of $25 per share for the quarterly period ending Oct 15, 2014 and (iii) a cash dividend of $0.6042 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock. All dividends will be paid on October 15, 2014 to respective stockholders of record on September 30, 2014.

On May 8, 2014, the Company’s Board of Directors declared a dividend of $0.36 per common share for the second quarter of 2014 and a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock with a liquidation preference of $25 per share for the quarterly period ending July 15, 2014. Both dividends were paid on July 15, 2014 to respective stockholders of record on June 30, 2014.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Wednesday, August 6, 2014, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13586254. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning August 6, 2014 at 10:00 a.m. PT / 1:00 p.m. ET, through August 13, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use the conference passcode 13580330. International callers should dial (858) 384-5517 and enter the same conference passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. A replay of the call will also be available for 90 days on the Company’s Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 27, 2014, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission on May 12, 2014 and other risks described in documents subsequently filed by the Company from time to time in the future with the Securities and Exchange Commission.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Lasse Glassen

(310) 829-5400

lasseg@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Cash	$38,414	$43,167
Investments in unconsolidated joint ventures	1,352,515	1,369,529
Loans held for investment, net	2,055,938	1,028,654
Real estate assets, net	124,832	112,468
Other assets	179,997	74,734

Total assets	$3,751,696	$2,628,552

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$209,000	$138,500
Secured financing	398,572	277,607
Accrued and other liabilities	74,801	18,105
Due to affiliates	9,183	7,986
Dividends payable	38,604	32,127
Convertible senior notes	604,645	200,000

Total liabilities	1,334,805	674,325

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock:
8.5% Series A Preferred Stock	101	101
7.5% Series B Preferred Stock	34	—
Common stock	924	765
Additional paid-in capital	2,126,276	1,701,274
Distributions in excess of earnings	(37,329)	(20,423)
Accumulated other comprehensive income	207	2,593

Total stockholders’ equity	2,090,213	1,684,310
Noncontrolling interests	326,678	269,917

Total equity	2,416,891	1,954,227

Total liabilities and equity	$3,751,696	$2,628,552

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income
Equity in income of unconsolidated joint ventures	$21,114	$22,992	$43,753	$44,794
Interest income	41,373	17,455	74,475	28,867
Rental income and tenant reimbursements	3,255	—	6,496	—
Other income from affiliates	231	317	456	688

Total income	65,973	40,764	125,180	74,349

Expenses
Management fees	9,937	6,422	20,650	12,792
Investment and servicing expenses	1,368	542	2,629	1,150
Transaction costs	1,033	—	5,583	—
Interest expense	10,700	4,816	19,649	7,171
Property operating expenses	843	—	1,691	—
Depreciation and amortization	1,253	—	2,505	—
Administrative expenses	2,647	1,736	5,166	3,579

Total expenses	27,781	13,516	57,873	24,692

Realized gain on resolution of loans receivable	12,590	3,560	12,590	3,560
Other gain, net	221	196	1,201	133

Income before income taxes	51,003	31,004	81,098	53,350
Income tax provision	1	242	246	594

Net income	51,002	30,762	80,852	52,756
Net income attributable to noncontrolling interests	13,353	5,111	21,473	7,698

Net income attributable to Colony Financial, Inc.	37,649	25,651	59,379	45,058
Preferred dividends	5,571	5,355	10,926	10,710

Net income attributable to common stockholders	$32,078	$20,296	$48,453	$34,348

Net income per common share:
Basic	$0.35	$0.31	$0.56	$0.54

Diluted	$0.34	$0.31	$0.56	$0.54

Weighted average number of common shares outstanding:
Basic	91,673	64,384	86,342	63,212

Diluted	110,430	71,929	86,352	63,212

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014		2013
GAAP net income attributable to common stockholders	$32,078	$20,296	$48,453		$34,348
Adjustments to GAAP net income attributable to common stockholders to reconcile to Core Earnings:
Noncash equity compensation expense	2,011	1,059	6,171		2,246
Incentive fee	464	—	464		—
Depreciation expense	7,959	2,519	14,568		4,354
Net unrealized gain on derivatives	(433)	(297)	(431)		(324)

Core Earnings	$42,079	$23,577	$69,225		$40,624

Basic	$0.46	$0.36	$0.80		$0.64

Diluted	$0.43	$0.36	$0.76	(1)	$0.64	(2)

Basic weighted average number of common shares outstanding	91,673	64,384	86,342		63,212

Diluted weighted average number of common shares outstanding	110,430	71,929	103,162	(1)	67,005	(2)

(1)	Includes the effect of adding back $9.7 million of interest expense associated with convertible senior notes and 16.8 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. The effect of the assumed conversion was antidilutive to net income per common share but dilutive to Core Earnings per common share.
(2)	Includes the effect of adding back $2.3 million of interest expense associated with convertible senior notes and 3.8 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. The effect of the assumed conversion was antidilutive to net income per common share but dilutive to Core Earnings per common share.